Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement Form S-8 of Riley Exploration Permian, Inc. and subsidiaries of our report dated March 30, 2020,  relating to the consolidated financial statements of Tengasco, Inc. and subsidiaries (which report appears in the Form 10-K of Tengasco, Inc. and subsidiaries for the year ended December 31, 2019 and expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado
March 1, 2021